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                             MEASUREX CORPORATION                   Exhibit 11.0
                      COMPUTATION OF NET INCOME PER SHARE
                                  (Unaudited)
               _________________________________________________
              (Dollar amounts in thousands except per share data)


                                                   Three  Months  Ended           Nine Months Ended
                                                ---------------------------   ---------------------------
                                                September 1,    September 3   September 1,   September 3,
                                                    1996           1995           1996          1995
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
Primary:
      Average shares outstanding                      15,985         15,765         15,903         16,403

      Net effect of dilutive stock options
        based on the treasury stock method
        using average market price                       501            860            535            612
                                                     -------        -------        -------       --------

      Average common and common
        equivalent shares outstanding                 16,486         16,625         16,438         17,015
                                                     =======        =======        =======       ========

      Net income                                     $ 9,001        $ 8,485        $26,727       $ 17,190
                                                     =======        =======        =======       ========

      Net income per share                           $   .55        $   .51        $  1.63       $   1.01
                                                     =======        =======        =======       ========

Fully diluted: (Note A)

      Average shares outstanding                      15,986         15,765         15,903         16,403

      Net effect of dilutive stock options
        based on the treasury stock method
        using quarter-end market price or
        average market price when greater
        than quarter-end price                           500            860            550            667
                                                     -------        -------        -------       --------

     Average common and common
       equivalent shares outstanding                  16,486         16,625         16,453         17,070
                                                     =======        =======        =======       ========

     Net Income                                      $ 9,001        $ 8,485        $26,727       $ 17,190
                                                     =======        =======        =======       ========
     Net income per share                            $   .55        $   .51        $  1.62       $   1.01
                                                     =======        =======        =======       ========
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        Note A:  Fully diluted earnings per share have been calculated in accordance with Accounting Principles Board Opinion No. 15,
                 "Earnings Per Share".